Exhibit 99.2
Acquisition of the Northern Department Store Group of Saks October 31, 2005

Forward Looking Statements This document contains forward-looking statements with respect to The Bon-Ton Stores, Inc. ("Bon-Ton") including its business operations, strategy, financial performance and condition, expectations as to synergies and operations on a combined basis after the transaction. Although management believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from expectation include, among other things, risk relating to completing the transaction, integrating with the acquired organization, and general economic and market factors.

Strategic Benefits Unique opportunity to combine two complementary organizations with compelling combination benefits at an attractive price: Creates one of the nation's largest regional department store chains Expands and diversifies geographic presence with minimal overlap Significant economies of scale in merchandising and operations Substantial cost savings opportunity Leverage best practices across the combined company's 280 store base Strengthens existing customer relationships and broadens customer base Enables strong private brand program that will provide further opportunity for differentiation and enhanced profitability Complementary organizational cultures Elder-Beerman integration provides a blueprint for success

Complementary Geographic Footprints

NDSG More Than Doubles Bon-Ton's Sales and Store Base

Combination Strengthens Bon-Ton's Competitive Position Source: Company filings and websites.

Transaction Summary Purchase Price of approximately $1.1 billion in cash, subject to certain adjustments Structured as an asset purchase for tax purposes with cash tax benefits accruing over time reducing acquisition cost Transaction is accretive to earnings per share in fiscal 2006 Cost savings of $33 million phase in over three years Combination benefits improve Bon-Ton's ability to compete and drive earnings accretion Affiliates of Bank of America, N.A. have entered into agreements to provide financing for the transaction Initial leverage ~80% debt to total capitalization Combined cashflow and synergies allow for appreciable leverage reduction over the next three years Includes capacity for growth and ongoing seasonal working capital needs Transaction Impact Financing Purchase Price

Attractive Sales Multiple Source: Calculated based on company filings. Annc. Date: 10/05 Recent Department Store Acquisitions

Summary Substantial Shareholder Value Creation Excellent strategic and cultural fit Opportunity for substantial cost savings Attractive acquisition price Deal structure provides significant cash tax benefit Accretive to earnings per share in fiscal 2006 Combination benefits drive long term earnings growth